Exhibit 10.3

January 4, 2010

Stefan Schulz

Dear Stefan:

Lawson Software is pleased to confirm your promotion to SVP and Chief Financial Officer, and principal financial officer, reporting to Harry Debes, President and CEO, Lawson Software. Your full time annual base salary of $300,000.00 will be paid out on a semi-monthly basis.  In addition, you will be eligible to receive an annual target incentive bonus equal to 65% of your annual base salary based upon meeting specific and measurable performance criteria.  More information will be provided to you after you return this confirmation. Your promotion date is effective January 4, 2010.

Due to your promotion you will also be eligible to receive a one-time grant of 75,000 nonqualified stock options and 24,000 restricted stock units. The vesting and all other terms of the stock options and restricted stock units will be governed by Lawson’s 1996 and/or 2001 Stock Incentive Plan(s) and the separate grant notices that will be provided to you after the grant date.  The grant date will occur on January 12, 2010, which is the first day of the open window under Lawson’s Equity Grant Policy.

As an executive officer you will continue to be an employee-at-will and will be eligible for the appropriate perquisites and benefits associated with your position (summary of those benefits are enclosed for your review).  These are subject to change from time to time with Board approval.

This letter describes all of the additional compensation and benefits pertaining to your promotion.  Please confirm your acceptance by countersigning on the line indicated below and returning a signed copy to Janice Guler in HR by Monday, January 11, 2010.

Stefan, let me offer my congratulations!  I look forward to working with you in your new role.

Sincerely,

Accepted:

	/s/ Stefan Schulz	January 7, 2010
Harry Debes	Stefan Schulz	Date
President & CEO
Lawson Software

Enclosures:
Lawson Executive Benefit Summary